Exhibit 10.6

February 7, 2020

Carolyn O’Boyle

36 Pine St.

Wellesley, Massachusetts 02481

Dear Carolyn,

Congratulations and welcome to The Boston Beer Company! We’re very excited to have you on board and would like to take this opportunity to outline the terms of our offer to you.

Please note that this offer and your start date are contingent upon Deloitte and Touche LLP, on its behalf and on behalf of all affiliated Deloitte entities, providing us with formal confirmation that you no longer have any ongoing association or participation with any Deloitte entities and that your hiring does not impair in any way the independence of Deloitte and Touche LLP as the independent registered public accounting firm of The Boston Beer Company, Inc.

Title: Chief People Officer, reporting to Dave Burwick, Chief Executive Officer

Anticipated Start Date: March 2, 2020

Base Salary: $420,000.00 annually, payable bi-weekly.

Bonus Potential: 50% of salary paid in each calendar year, except that your bonus for the 2020 calendar year will not be prorated. It will be calculated off a target of $210,000, i.e., 50% of your annualized base salary of $420,000. Bonuses are based on the Company’s performance in the applicable fiscal year against goals that are set annually by the Compensation Committee of our Board of Directors. A bonus multiplier of up to 2.5X is available for significant performance above target, on the scale set by the Compensation Committee. Final bonuses are determined by the Compensation Committee at its February meeting and paid out shortly thereafter. You must be employed on December 31st of the applicable year to receive the bonus.

Performance-Based Stock Option Award: You will be granted a Stock Option Award for shares of Class A Common Stock of The Boston Beer Company, Inc. (NYSE: SAM) valued at approximately $1,000,000.00. The number of option shares will be calculated via an option pricing model using the closing price of SAM on the market day prior to the Grant Date (the “Market Price”), rounded down to the nearest whole number of shares. The exercise price of each option share will be that Market Price. The option shares will vest on the following schedule, contingent on your continued employment on the applicable vesting dates, and the following performance criteria:

•	2-year Net Revenue CAGR above 3.5% = 100% achievement

•	2-year Net Revenue between 2.5 and 3.5% = 50% achievement

•	2-year Net Revenue below 2.5% = 0% achievement

Vesting Schedule:

•	33% on March 1, 2022

•	33% on March 1, 2023

•	34% on March 1, 2024

The Stock Option Award will be subject to a Stock Option Agreement and the Company’s Employee Equity Incentive Plan. Additionally, the award will expire ten years after the Grant Date or ninety (90) days after the end of employment.

Restricted Stock Units: On the Grant Date you will also be awarded Restricted Stock Units (“RSUs”) of SAM valued at approximately $1,000,000.00. The actual number of RSU shares will be based on the Market Price, rounded down to the nearest whole number of shares. The shares will vest one-fourth each year on March 1st in the years 2021-2024, contingent on your continued employment by the Company on the applicable vesting dates.

The RSU will be subject to a Restricted Stock Unit Agreement and the Company’s Employee Equity Incentive Plan. RSUs have no expiration date, except that any then unvested awards are forfeited to the Company upon the end of employment.

Equity Grant Date: Your initial Option and RSU grants will be granted (the “Grant Date”) on your start date, if your start date is on or before March 6. If your start date is on or after March 9, the Grant Date will be the first day of the open trading window following the filing by the Company of its Q1 2020 results.

Future Equity Awards: You will be eligible for additional equity grant consideration beginning in 2021. The compensation structure of the Company’s Executive Officers, including equity awards, is determined at the discretion of the Company’s Board of Directors based on the recommendation of the Board’s Compensation Committee, and may include both Options and RSUs. Annual equity awards to Executive Officers are granted on March 1 each year and the target fair value of the grant on the grant date is generally 100% of base salary (e.g., $420K for you in 2021), with 50% of the value delivered in RSUs that are time-based and 50% of the value in Stock Options that are performance based, both of which vest over four years.

Performance and Compensation Reviews: Annually beginning January 2021 with compensation increases effective April 2021.

Paid Time Off: You will be eligible for unlimited paid time off (PTO) due to the seniority of your role. PTO includes all vacation, sick, and personal time. You will not be required to track this time in our systems nor will you be paid out for any unused time should you terminate from The Boston Beer Company. You must be performing in your role to maintain eligibility for this program. Additionally, we encourage you to keep the following guidelines when using this discretionary policy:

•	Use BBC’s standard PTO schedule for reference.

•

Tell your manager in advance of any planned absence, and the specific days you are requesting off. You cannot request more than 10 consecutive days at a given time without formal approval from your Executive Leadership Team member.

•	Ensure there is an adequate coverage plan for the days you will be out.

•	Ensure that your overall performance and delivery of goals is not impacted by the time off.

Benefits: You will be eligible to participate in our health and wellness programs upon your first day of employment with us. You will be eligible to participate in our 401(k) plan immediately. Enclosed, you will find more detailed forms along with our New Hire Checklist. If you have specific questions regarding them, please let me know. Please note it is imperative that you provide I-9 documentation on or before your first day so we are able to add you to our payroll system. Failure to do so may delay your first paycheck.

Employment Agreement: As a condition of your employment in this position, you are required to sign and return to Boston Beer the attached Employment Agreement prior to your start date and you acknowledge that you have been given ten (10) business days to review it prior to your start date. The Employment Agreement is incorporated into and is a part of this offer of employment. As additional consideration for your agreeing to and complying with the non-competition provision set forth in Section 4(a) of the Employment Agreement, Boston Beer agrees to pay you $10,000.00 (minus all required tax withholdings) at the time your employment with Boston Beer terminates, if your employment terminates on account of your voluntary resignation, or if Boston Beer terminates your employment with cause (as cause is defined in the Employment Agreement), subject to BBC’s election, at the time of termination, to enforce the noncompetition covenant. Please review the Employment Agreement carefully. You have the right to consult with an attorney about the Employment Agreement before signing it.

At Will Employment: Your employment is, and will at all times, remain at will, meaning that you or the company may terminate your employment at any time, with or without cause, for any reason or for no reason. By accepting our offer of employment, you confirm that you understand you are at will status.

Please note that as a senior officer at The Boston Beer Company, your compensation, equity grants, and biographical information may be disclosed publicly in our proxy statement and other public documents filed with the Securities and Exchange Commission. Also, all aspects of your compensation may be subject to Compensation Committee review and approval from time to time. The Company has also established claw-back provisions to recover executive compensation not earned.

Please indicate your acceptance of this offer by e-signing and accepting the offer via The Boston Beer Company online careers portal. Please note, this offer is contingent upon your signing the Employment Agreement in the form enclosed with this letter. Should you have any questions, please do not hesitate to contact me.

Carolyn, we are delighted to extend this offer and hope that you decide to join us. I look forward to working with you together as we grow this company!

Best Regards,

David Burwick

President and CEO

I accept the offer of employment, subject to the terms and conditions set forth in this letter.

PLEASE NOTE: This offer is contingent upon the successful completion of pre-employment screening.

/s/ Carolyn O’Boyle

2/10/2020